Exhibit 10.8

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Date: 11 September 2020

Nomination Letter

Supplier

Summit Laemchabang Auto Body Work Co., Ltd. (“Summit”)

201 Moo 3 Laemchabang Industrial Estate

Tungsukla Sriracha Cholburi 20230 Thailand

Attn: [***] and [***]

Pursuant to the Nomination Letter dated 14 July 2020 between Zapp Scooters (Thailand) Company Limited (“Zapp”) and Summit Auto Body Industry Co., Ltd., we are pleased to inform you that you have been nominated as the contract manufacturer for Zapp i300CS model under the terms and conditions as agreed and detailed in Appendix 1 and for the scope as detailed in Appendix 2. We also confirm and accept the terms and price as detailed in Appendix 3.

This Nomination Letter is not valid until duly signed by an authorised representative of your company. By signing the Nomination Letter you formally accept all terms and conditions stated in the Nomination Letter and their appendices. The signed Nomination Letter shall be returned to the contact person specified below.

When valid, this Nomination Letter shall update and replace the Nomination Letter dated 14 July 2020 between Zapp and Summit Auto Body Industries Co., Ltd.

This Nomination Letter is valid for Zapp models i300CS and i300Bio.

We aim to order a minimum of [***] units from you in the first [***] months, the first batch of which shall be [***] units of i300CS as pilot order and subsequent [***] units per month in the first [***] months period. Apart from the pilot order, you shall have up to [***] days to fulfill each order.

The terms and conditions stipulated in Zapp’s General Terms and Conditions for Suppliers, as attached in Appendix 6 shall apply to the nominated business and shall cover all suppliers of goods and services for Zapp.

All questions (technical as well as commercial) shall be communicated in writing to the person(s) below:

[***]	[***]

[***]	[***]

You may not assign any rights or obligations under this Nomination Letter without the prior written consent of Zapp.

Zapp may immediately and without notice withdraw the nomination should you become insolvent, file for bankruptcy, adopt a resolution for a liquidation of your assets, or if a petition in bankruptcy, for receivership or for winding up is taken by you or against you and is not rejected or withdrawn within [***] days from its occurrence.

The validity, interpretation and construction of this Nomination Letter shall be governed by Thai Laws. All information you receive from us shall be treated as confidential.

List of Appendices

1.    Terms and Conditions

2.    Nomination Scope

3.    Pricing

4.    Moulds and Tooling Costs

5.    Summary of QC Items

6.    General Terms and Conditions for Suppliers

With best regards,

/s/ [***]
[***]
Representative
Zapp Scooters (Thailand) Co., Ltd.

Accepted and agreed for and on behalf of

SUMMIT LAEMCHABANG AUTO BODY WORK COMPANY LIMITED

Signature	/s/ [***]
Name	[***]
Position	[***]

Appendix 1

Terms and Conditions

1.	You shall use suppliers as specified by Zapp for all the components in Appendix 2 unless otherwise agreed in writing

2.	The final prices are agreed to be adjusted up or down to reflect the changes in final component prices of all components to be ordered in by you from the specified suppliers.

3.	The component prices will be reviewed periodically by Zapp from the starting date

4.	The prices are excluding the VAT, packaging cost, test costs, moulds and tools maintenance costs

5.

Moulds and tooling costs is estimated at THB [***], as detailed in Appendix 4, which will be paid by you and amortised into the vehicle unit cost in the first [***] units, at the agreed interest rate of [***]% per year. This amount is agreed to be adjusted to reflect actual moulds and tooling costs paid, along with the amortisation per unit. Zapp will provide you with a Bank Guarantee with the same amount invested by you which will be released on a unit by unit basis from actual orders from us. Once the actual amount is fully amortised, all such moulds and tools shall become Zapp’s properties.

6.

All design changes after nomination will be logged and agreed between Zapp and Summit. For each suggested change, the supplier is required to inform Zapp in writing about implications on the time plan, piece price and/or investments.

7.	Quality

a.	All specifications and standards need to be fulfilled

b.	The summary of QC items are listed in Appendix 5

c.	Zapp demands the implementation of a zero-defect strategy and mind-set with prevention as a quality standard

d.	You shall be ISO900I certified

e.	Zapp will make visits to your factory for quality inspection

8.	Delivery

a.

Zapp aims to always deliver all its products in full accordance with its customers’ demands. 100% delivery reliability on all call-offs from our contract manufacturer is therefore mandatory. Delivery reliability is defined as correct deliveries of non-defective goods, with the agreed quality and quantity on the correct day at the agreed place of delivery

9.

The supplier undertake to supply Zapp with After Sales Products for a period of at least [***] years after the end of any serial production, which may be prolonged or shortened as to be mutually agreed in writing by the parties. Spare parts shall be supplied with serial pricing during the production period and at least [***] months thereafter.

10.	Terms of payment

a.	Each order from us will be backed by L/C from EXIM Bank or other Thai commercial bank

b.	Final payment will be made in [***] days net

11.	Zapp will arrange for packing of the ex-work vehicles at your site and also delivery from your site or as to be agreed thereafter

Appendix 2

Nomination Scope

No.	Items	ZAPP	Summit	Tier 2

I	Define component	R	I	I

2	Fix directed Tier 2 suppliers	R	I	I

3	Settle price of directed goods/subcomponent to Summit (with Summit agree payment term)	R	I	I

4	Subcomponent mold making	S	I	R

5	Assembly jig supply as turnkey	R	S

6	Investment on assembly line and machines	A	R

7	Sourcing from directed Tier 2 suppliers	S	R	I

8	Contracting of Summit	R	I

9	Contracting of directed Tier 2	S	R	I

10	Quality associated with goods provided to ZAPP	S	R	I

11	Quality associated with directed goods provided to Summit	S	I	R

12	Warranty associated with goods provided to ZAPP	S	R

13	Warranty associated with directed goods provided to Summit	S	I	R

14	Product liability associated with goods provided to ZAPP	S	R

15	Product liability associated with directed goods provided to Summit	S	I	R

16	Testing/Validation associated with goods provided to ZAPP	A	R

17	Testing/Validation associated with directed goods provided to Summit	A	S	R

18	Logistics and Scheduling associated with goods provided to ZAPP	S	R

19	Logistics and Scheduling associated with directed goods provided to Summit	S	S	R

20	Payment to Summit	R

21	Payment to the directed Tier 2		R

22	Meet APQP requirements on the directed supplier’s process or subcomponent	A	S	R

No.	Items	ZAPP	Summit	Tier 2

23	Complete and submit PPAP package on directed supplier’s process/subcomponent	A	S	R

24	Meet Run@ Rate requirements on the directed supplier’s process/subcomponent	A	S	R

25	Design & Develop packaging associated with directed goods provided to Summit	A	S	R

26	Engineering change of subcomponent	A	S	R

27	Support build and launch at Summit	S	R	S

R=Responsibility, A= Approve, S=Support, I=lnform

Appendix 3

Pricing

[***]

Appendix 4

Moulds and Tooling Costs

[***]

Appendix 5

Summary of QC Items

Functionality

1	Steering, battery compartment and seat lock work as specified

2	Smartphone box, footrest and seat can be swung open and return to its closed position without interference with other components

3	Battery can be installed into the battery compartment using the compartment’s mechanism as specified

4	Vehicle can be switched on after 1 and 2 battery packs individually or together are instal1ed, as specified

5	Dashboard screen shows no error codes

6	Every switch on both handlebars and dashboard are functioning as specified

7	Horn, every lamp, USB socket functions as specified

8	Throttle grip and motor function as specified

9	Vehicle can run at specified speed without any unspecified noise vibration and harshness (NVH)

10	Side stand operates in the folded and extended positions, with angles between side stand at parking position and at horizontal to frame is as specified.

11	Power is cut to the Motor while side stand is extended, irrespective of angle.

12	Front forks and fender can be rotated to the maximum specified angle to the left and right without interfering with other body and chassis parts.

13	Front and rear brakes and ABS function as specified. Vehicle can come to a complete stop using either (only one) brake.

14	Vehicle can be switched off and powered down using the handlebar controls only, as specified

15	Battery can be removed from the battery compartment using the compartment’s mechanism, as specified

Alignments

1	Front wheel, rear wheel, handlebar and seat center must be on a perfect vertical-longitudinal plane

2	Looking from plane view, handlebar and front wheel must be on a perfect perpendicular plane

3	Headlamp and front wheel center must be on the perfect vertical-longitudinal plane

4	Motor spindle axle, every sprocket and its axles, and rear wheel axle, must be perfectly perpendicular to vertical-longitudinal plane

5	Every drive belt must align in perfect parallel to vertical-longitudinal plane; gap checked between 160 teeth drive belt and fairing openings as specified

6	Gap check between brake disc and brake caliper, front and rear, as specified

7	Check brake disc and brake caliper alignment while wheel spinning, front and rear

8	Place specified weight on the seat at driver’s position and set vehicle upright, confirm height of handlebar, seat and footrest are as specified.

9	Put specified weight on the seat at driver’s position and set vehicle upright, confirm alignment angle of horizontal frame, license plate and reflectors are as specified

Assembling Quality issue

1	Gap check all body and chassis panels.

2	Check and rectify and surface damage to all tactile parts

Appendix 6

General Terms and Conditions for Suppliers

As attached

ZAPP SCOOTERS LIMITED STANDARD TERMS AND CONDITIONS FOR THE PURCHASE OF GOODS AND/OR SERVICES

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this condition apply in these conditions.

“Applicable Laws” means the laws of England and Wales and the European Union and any other laws or regulations, regulatory policies, statutes, guidelines or industry codes which apply to the supply of Goods and/or Services from time to time;

“Authorised Signatory” a person authorised by Zapp to sign on Zapp’s behalf;

“Contract” the Order and the Supplier’s acceptance of the Order for the sale and purchase of the Goods and/or supply of the Services;

“GDPR” means the General Data Protection Regulations 2016 (Regulation (EU) 2016/679)

“Good Industry Practice” means the exercise of that degree of skill, care, diligence, prudence, timeliness and foresight which would be expected from a leading and expert company within the industry, such company seeking to comply with its contractual obligations in full and complying with all Applicable Laws;

“Goods” any goods which the Supplier supplies to Zapp (including any part or parts of them) under a Contract;

“Legislation” the GDPR and all Applicable Laws and regulations relating to the processing of personal data and privacy, including where applicable the guidance and codes of practice issued by the Information Commissioner;

“Order” Zapp’s written instruction to supply the Goods and/or Services, including a Zapp purchase order;

“Personal Data”, “Controller” and “Processor” shall have the meanings afforded by the GDPR;

“Zapp” Zapp Scooters Limited or any other company within the Zapp Group with whom the Supplier contracts in accordance with these conditions;

“Zapp Group” Zapp and from time to time Parent Undertakings and all Subsidiary Undertakings of Zapp, and all Subsidiary Undertakings of any Parent Undertakings of Zapp as such terms are defined in section 1162 of the Companies Act 2006;

“Services” any services which Zapp receives from the Supplier (including any part of them) under a Contract;

“Standards” Zapp standards and any other standards or national and EU standards on components materials including COSHH and similar together with any other standards that may be appropriate from time to time, and which may be available to the Supplier upon request from Zapp;

“Supplier” the person, firm or company who accepts Zapp’s Order for Goods and/or Services;

“Supplier Personnel” means the employees, staff, other workers, agents and consultants and subcontractors who are engaged by the Supplier (or by any of the Supplier’s consultants, agents, contractors or subcontractors) from time to time to supply the Goods/Services or are otherwise engaged in performance of the Contract.

“TUPE” the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended);

“Working Day” means 9am to 5pm on any day (not being a Saturday, Sunday, bank or public holiday in England);

1.2

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3	A reference to one gender includes a reference to the other gender.

1.4	Headings do not affect the interpretation of these conditions.

2.	APPLICATION OF TERMS

2.1

Subject to any variation under condition 2.4, these conditions are the only conditions upon which Zapp is prepared to deal with the Supplier and they shall govern the Contract to the entire exclusion of all other terms or conditions.

2.2

Any quotation or other submission from the Supplier shall be deemed to be an offer by Zapp to supply Goods and/or Services subject to these conditions. No agreement to supply shall be binding on Zapp until Zapp expressly accepts such an offer by issue of a Zapp purchase Order or other express written agreement of Zapp signed by an Authorised Signatory.

2.3

No previous oral or written representation or terms or conditions endorsed upon, delivered with or contained in the Supplier’s quotation, acknowledgement or acceptance of order, specification, delivery note, invoice or similar document shall form part of the Contract and the Supplier waives any right which it otherwise might have to rely on such terms and conditions.

2.4	These conditions apply to all Zapp’s purchases unless varied upon the express written agreement of Zapp signed by an Authorised Signatory.

3.	SUPPLIER OBLIGATIONS

3.1

The Goods shall be of the best available design, quality, material and workmanship, be without fault and conform in all respects with the Order specification and/or patterns and bodywork instructions, supplied or advised by Zapp to the Supplier. All Goods and packaging must comply with all applicable statutory and regulatory provisions and environmental standards.

3.2

The Services shall conform with the Order specification and the Supplier shall use reasonable skill and care in providing the Services in accordance with best industry practices and standards. The Services shall comply with all applicable statutory and regulatory provisions.

3.3	Zapp’s rights under these conditions are in addition to the statutory conditions implied in favour of Zapp by the Sale of Goods Act 1979 and/or the Supply of Goods and Services Act 1982.

3.4

At any time prior to delivery of the Goods, Zapp shall have the right to inspect and test the Goods. If Zapp believes that the Goods are unlikely to conform with the Order or to any applicable specifications, patterns or Standards Zapp shall inform the Supplier and the Supplier shall immediately take such action as is necessary to ensure conformity. The Supplier shall remain fully responsible for the Goods and any such inspection or testing shall not diminish or otherwise affect the Supplier’s obligations under the Contract.

3.5

Where applicable the Supplier shall specifically be responsible for compliance with all requirements and provision of all documentation for Whole Vehicle Type Approval applicable to the Goods. This includes their interface/connection to Zapp’s vehicles.

3.6

The Supplier shall ensure that the Goods are accompanied by all instructions and technical documentation relating to the Goods in a clear and sufficiently detailed format as is necessary in order to enable Zapp to install, start up, operate and maintain (including repair) the Goods.

3.7	The Supplier shall, on request by Zapp, provide all relevant Health and Safety and other documentation.

3.8

The Supplier shall permit Zapp or its external advisers (subject to reasonable and appropriate confidentiality undertakings) to inspect and audit the Supplier’s premises and activities and those of its agents, subsidiaries and sub-contractors and comply with all reasonable requests or directions by Zapp to enable Zapp to verify and procure that the Supplier is in full compliance with its obligations under the Contract. If the Supplier is found not to be in compliance with its obligations under the Contract, the Supplier shall bear all direct or indirect costs of any such audit/inspection.

4.	WARRANTIES

4.1	Without prejudice to other remedies under the Contract, in law or otherwise, the Supplier warrants to Zapp:

4.1.1	that the Goods delivered will retain the characteristics required by condition 3.1 of these general terms for its normal working life, or if less, a period of two years after delivery;

4.1.2

that the Supplier will bear the costs of repair, modification or replacement of these Goods if it appears during the period referred to in condition 4.1.1 that any such repair is necessary to make them conform with the Order including the reimbursement of Zapp for any direct, indirect or consequential damages, including but not limited to dealer charges, costs arising pursuant to any warranty that Zapp has issued, or due to service, retrofit or product recall campaigns Zapp undertakes in response to any failure of the Goods in accordance with this condition 4.

4.2	The warranty shall not extend to fair wear and tear, misuse or any incorrect assembly by Zapp.

5.	DELIVERY

5.1

Delivery shall be made, in normal business hours, DDP (in accordance with the latest version of Incoterms issued by the International Chamber of Commerce) to Zapp’s place of business or such other place of delivery as is agreed by Zapp in writing prior to delivery.

5.2

The date for delivery shall be specified in the Order, or if no such date is specified then delivery shall take place within 7 days of the Order. Time for delivery or performance shall be of the essence.

5.3

The Supplier shall ensure that each delivery is accompanied by a delivery note which shows, inter alia, the Order number, date of Order, number of packages and contents and, in the case of part delivery, the outstanding balance remaining to be delivered.

5.4	If the Goods and/or Services are not delivered or performed on the due date then, without prejudice to any other rights which it may have, Zapp reserves the right to:

5.4.1	cancel the Contract in whole or in part;

5.4.2	refuse to accept any subsequent delivery or performance which the Supplier attempts to make;

5.4.3	recover from the Supplier any expenditure reasonably incurred by Zapp in remedying the defect or obtaining the Goods and/or Services in substitution from another supplier; and

5.4.4

claim damages for any additional costs, loss or expenses incurred by Zapp including any sums due under clause 5.1 above which are in any way attributable to the Supplier’s failure to deliver or perform on the due date.

5.5

If the Supplier requires Zapp to return any packaging material to the Supplier that fact must be clearly stated on any delivery note delivered to Zapp and any such packaging material shall only be returned to the Supplier at the Supplier’s cost.

5.6

Where Zapp agrees in writing to accept delivery by instalments the Contract shall be construed as a single contract in respect of each instalment. Nevertheless, failure by the Supplier to deliver any one instalment shall entitle Zapp at its option to treat the whole Contract as repudiated.

5.7

If the Goods are delivered to Zapp in excess of the quantities ordered Zapp shall not be bound to pay for the excess and any excess shall be and shall remain at the Supplier’s risk and shall be returnable at the Supplier’s expense.

5.8

Zapp shall not be deemed to have accepted the Goods until it has had five Working Days to inspect them following delivery. Zapp shall also have the right to reject the Goods as though they had not been accepted for five business days after any latent defect in the Goods has become apparent.

6.	TITLE

6.1	Title in Goods shall pass to Zapp upon delivery.

6.2

Where Zapp has delivered any property, whether a vehicle, chassis or otherwise (the “Zapp Property”) to the Supplier or to the Supplier’s order to have the Goods attached, installed or fitted and/or other works undertaken, beneficial ownership of Zapp’s Property is to remain vested in the Zapp at all times whether or not the Goods have been pre-paid in part, in full or not at all. The Supplier is not under any circumstances permitted to sell or otherwise dispose of Zapp’s Property without prior agreement by an Authorised Signatory. Irrespective of ownership Zapp’s Property shall be at the risk of the Supplier until it has been returned to Zapp.

6.3

Zapp’s Property must be stored separately from any other goods and must be marked and clearly identifiable as Zapp’s property. This is irrespective of whether any Goods or third party goods have been attached, fitted or installed. Zapp shall have the right to enter the Seller’s or other premises to check compliance.

6.4

In the event of breach by the Supplier, Zapp or its employees or agents may enter the Supplier’s or other premises (using reasonable force in case of urgency) in order to repossess and remove Zapp’s Property and if necessary dismantle and remove any Goods or any third party goods.

6.5	Zapp may at its sole discretion pay a proper amount in respect of Goods (being proportionate to the degree of completion of the Contract for the Goods) and ownership shall then pass to Zapp.

6.6

The Supplier shall keep Zapp indemnified in full against any loss, damage, injury costs and expenses awarded against or incurred or paid by Zapp in connection with any of Zapp’s Property which is under the control of the Supplier.

7.	RISK

7.1	Without prejudice to clause 6.1, the Goods shall remain at the risk of the Supplier until delivery to Zapp is complete (including off-loading and stacking).

8.	PRICE AND PAYMENT

8.1

The price of the Goods and/or Services shall be stated in the Order and shall be exclusive of value added tax but inclusive of all other charges. Prices are firm, and fixed for the duration of the Contract and shall not be adjusted in line with an index or exchange rate or otherwise.

8.2	No variation in the price nor extra charges shall be accepted by Zapp.

8.3

Zapp shall pay the price of the Goods and/or Services within 60 days from whichever date is the later of the delivery date of the Goods and/or Services to Zapp or from the date of invoice. Time for payment shall not be of the essence of the Contract. Invoices shall be raised on or after delivery and must quote Zapp’s relevant Order number. Interest on late payments shall be 2% over NatWest Bank base rate.

8.4

Without prejudice to any other right or remedy, Zapp reserves the right to set off any amount owing at any time from the Supplier to Zapp against any amount payable by Zapp to the Supplier under the Contract

9.	CONFIDENTIALITY AND DATA

9.1

The Supplier undertakes to keep confidential and not disclose to any third party any information of a confidential nature disclosed to the Supplier by Zapp under a Contract (including but not limited to any specifications, inventions, processes, initiatives, technical or commercial know how, product planning, prices, volume forecasts) without the prior written approval of Zapp, except as maybe required by law.

9.2	Zapp may disclose Confidential Data to any legal entity within the Zapp Group.

9.3

The Parties acknowledge and agree that the only type of Personal Data that shall be Processed in connection with this Contract (and each Order as applicable) are: (i) the names and contact details of relevant personnel of Zapp and the Supplier’s Personnel; and (ii) any other Processing of Personal Data as agreed in writing between the parties. All such Processing shall be carried out only to the extent and duration necessary for the purposes of supplying the Goods/Services and the management and administration of this Contract and in accordance with these contract terms.

9.4	If and to the extent the Supplier or any of the Supplier’s Personnel Processes Zapp’s Personal Data, the Supplier shall (and shall ensure that all Supplier Personnel shall):

9.4.1	comply with all Legislation and shall not, by its act or omission, cause Zapp or any company in the Zapp Group to breach any Legislation;

9.4.2

comply with the provisions set out in Article 28 of the GDPR (together with any provisions referenced therein) which shall have effect as obligations on the Supplier as if set out in full in this Contract, and (to the extent Zapp Personal Data is shared and Processed) the expressions ‘Controller’ and ‘Processor’ used in those provisions and incorporated in those agreements pursuant to this clause shall in respect of Zapp’s Personal Data be deemed references to Zapp and the Supplier respectively;

9.4.3	Process Zapp’s Personal Data only on behalf of Zapp;

9.4.4	not otherwise modify or amend or alter the contents of Zapp’s Personal Data;

9.4.5	not disclose or permit the disclosure of any of the Personal Data to any third party (including the data subject itself) unless specifically authorised in writing by Zapp;

9.4.6	ensure that only those employees of the Supplier who need to have access to the Personal Data for performance of the Contract are granted access to such data;

9.4.7

provide Zapp with full co-operation and assistance in relation to any complaint or request made in respect of any Personal Data and provide Zapp with any information requested by Zapp to assist it; and

9.4.8	not transfer Personal Data outside the European Economic Area without the prior written consent of Zapp.

9.5

The Supplier shall at all times comply with Good Industry Practice relating to data protection and implementation and maintenance of back-up systems. The Supplier shall provide to Zapp at any time on request a detailed written description of the technical and organisational measures in place to protect Personal Data. The Supplier shall notify Zapp immediately (and in any event within 6 hours) if it suspects or becomes aware of any actual, threatened or potential breach of security of Zapp’s Personal Data and shall ensure all such notices include full and complete details relating to such breach.

9.6

The Supplier shall indemnify Zapp and the Zapp Group against all and any losses, liabilities, damages, costs(including legal or other fees on a full indemnity basis) and expenses arising out of or in connection with any breach by the Supplier of this condition 9 including, in each case, all amounts paid or payable by Zapp to a third party which would not have been paid or payable if the Supplier’s breach of this clause had not occurred, except to the extent that such liabilities have arisen directly from Zapp’s reasonable instruction. This indemnity shall not be limited by any other clause of this Contract.

9.7	This condition 9 shall survive termination howsoever arising.

10.	ZAPP’S INTELLECTUAL PROPERTY

10.1

Materials, equipment, tools, dies, moulds, (copyright, design rights or any other forms of intellectual property rights in all drawings, specifications and data) supplied by or made available by Zapp to the Supplier shall at all times be and remain the exclusive property of Zapp.

10.2	Neither party shall use the trade names, trade mark and other registered or unregistered designs, names, or logos of the other without the other party’s prior written consent.

10.3

All patents, trademarks, service marks, registered designs, utility models, unregistered designs, copyright (including copyright in drawings, plans, specifications, designs and computer software), data base rights, rights in inventions, business or trade names (including internet domain names and e-mail addresses) rights in confidential information and trade secrets and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for registration and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights whatsoever arising during the course of the Contract including without limitation anything developed jointly by the parties or by the Supplier during the course of or for the purpose of providing the Services or developing the Goods (“Service IPR”) shall belong to and upon creation vest solely and absolutely in Zapp.

10.4

To give effect to Condition 10.3 the Supplier with effect from the date of the Contract assigns to Zapp with full title guarantee and free from all encumbrances, all of the right, title and interest in all the present and (to the extent that future rights are capable of assignment) future Service IPR together will all the rights, powers and benefits arising or accrued from them. To the extent that future Service IPR comes into existence to hold such Service IPR on trust for Zapp and assign to Zapp with full title guarantee and free from all encumbrances all of the right, title and interest in such Service IPR together with all the rights, powers, benefits arising or accrued from them.

10.5

The Supplier shall at the discretion and request of Zapp execute any further documents, forms and authorisations and perform any such acts as Zapp may reasonably require to enable Zapp to secure full legal title to the Service IPR and to secure the benefits of the rights assigned in this condition 10 and to obtain registered protection in respect of the Service IPR.

11.	TERMINATION

11.1

Zapp shall have the right at any time and for any reason to terminate the Contract in whole or in part by giving the Supplier written notice whereupon all work on the Contract shall be discontinued and Zapp shall pay to the Supplier fair and reasonable compensation for work-in-progress at the time of termination but such compensation shall not include loss of anticipated profits or any consequential loss.

11.2	Zapp may by written notice terminate the Contract forthwith if:

11.2.1

the Supplier commits a material breach of any of the terms and conditions of the Contract or fails to remedy any other breach after notice to do so; or any distress, execution or other process is levied upon any of the assets of the Supplier or the Supplier has a bankruptcy order made against him or makes an arrangement or composition with his creditors, or otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors, or (being a body corporate) convenes a meeting of creditors (whether formal or informal), or enters into liquidation (whether voluntary or compulsory) except a solvent voluntary liquidation for the purpose only of reconstruction or amalgamation, or has a receiver or manager, administrator or administrative receiver appointed of its undertaking or any part thereof, or documents are filed with the court for the appointment of an administrator of the Supplier or notice of intention to appoint an administrator is given by the Supplier or its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or a resolution is passed or a petition presented to any court for the winding-up of the Supplier or for the granting of an administration order in respect of the Supplier, or any proceedings are commenced relating to the insolvency or possible insolvency of the Supplier or the Supplier ceases or threatens to cease to carry on its business or

11.2.2

the financial position of the Supplier deteriorates to such an extent that in the opinion of Zapp the capability of the Supplier adequately to fulfil its obligations under the Contract has been placed in jeopardy.

11.2.3	the Supplier breaches condition 16 in which case the Supplier shall not be entitled to any compensation or to any further payments or remuneration.

11.3

The termination of the Contract, however arising, is without prejudice to the rights and duties of Zapp accrued prior to termination. The conditions which expressly or impliedly have effect after termination shall continue to be in force notwithstanding termination.

12.	REMEDIES AND INDEMNITY

12.1

Without prejudice to any other right or remedy which Zapp may have, if any Goods are not supplied or Services not performed in accordance with, or the Supplier fails to comply with, any of the terms of the Contract, Zapp may at its discretion, whether or not any part of the Goods and/or Services have been accepted by Zapp:

12.1.1	rescind the Order;

12.1.2	reject the Goods (in whole or in part) and return them to the Supplier at the risk and cost of the Supplier and require a full refund to be paid forthwith by the Supplier;

12.1.3

require the Supplier at its expense to either remedy any defect in the Goods or performance of the Services or to supply replacement Goods and/or carry out any works necessary work to ensure that the terms of the Contract are fulfilled;

12.1.4	refuse to accept any further deliveries of the Goods and/or further performance of the Services but without any liability to the Supplier;

12.1.5	carry out at the Supplier’s expense any work necessary to make the Goods and/or Services comply with the Contract; and

12.1.6

claim such damages (whether resulting from direct, indirect or consequential loss (all three of which terms include, without limitation, loss of profit,)) as may have been sustained in consequence of the Supplier’s breach of the Contract.

12.2

The Supplier shall indemnify Zapp against all liabilities losses, damages, injury, costs, interest and expenses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of business, loss of reputation, pure economic loss and all interest, penalties, legal and other professional fees and expenses) and judgements awarded against or incurred or paid by Zapp as a result of or in connection with:

12.2.1	defective workmanship, quality or materials, defective products in breach of the Consumer Protection Act 1985 or the General Product Safety Regulations 2005;
12.2.2

any deficiency in any applicable Whole Vehicle Type Approval process and any subsequent verification or enquiry from Zapp or any appropriate authority relating to the Supplier’s Goods and their contribution to the Whole Vehicle Type Approval process;

12.2.3	an actual or alleged infringement of any intellectual property rights caused by the use, manufacture or supply of the Goods;

12.2.4	any breach by the Supplier of condition 16; and

12.2.5	a direct or indirect breach or negligent performance or failure or delay in performance of the terms of the Contract by the Supplier, its agents or subcontractors.

12.3	Zapp’s total liability arising from or in connection with the Contract shall not exceed the price payable for the Goods and/or Services in accordance with its terms.

13.	ASSIGNMENT

13.1

The Supplier shall not be entitled to assign or subcontract the Contract or any part of it without the prior written consent of Zapp. In the event such consent is granted, the Supplier shall not set the existence of a sub-contract as a defence to any legal proceedings and shall be responsible for all acts and omissions of its sub-contractors or assignors as though they were its own.

13.2	Zapp may assign the Contract or any part of it to any person, firm or company.

14.	TUPE

14.1

Unless agreed in advance in writing by Zapp no supply or change of supplier now or in the future is intended to transfer any employees from the Supplier or any third party to Zapp or Zapp’s suppliers or contractors. If any transfer takes place under TUPE, or otherwise without our prior agreement, the Supplier shall fully indemnify Zapp against all costs, claims and other expenses of any nature arising from such transfer.

15.	CORRUPTION AND ANTIBRIBERY

15.1

The Supplier and its employees, contractors, advisers and agents will not engage in any conduct which could contravene the Bribery Act 2010 and any Applicable Laws relating to anti bribery and anticorruption and the Supplier will maintain adequate procedures to prevent any such conduct and enforce them where appropriate.

16.	MODERN SLAVERY

16.1

The Supplier agrees that it shall, and it shall procure that its subcontractors and the Supplier’s employees and any other person who performs Services and or supplies Goods within the Supplier’s supply chain for the Supplier in relation to the Contract shall:

16.1.1	comply with all Applicable Laws relating to slavery and human trafficking (“Anti-Slavery Requirements”) including the Modern Slavery Act 2015;

16.1.2	not take or knowingly permit any action to be taken that would or might cause or lead Zapp to be in violation of any Anti-Slavery Requirements;

16.1.3

at Zapp’s request and cost, provide Zapp with any reasonable assistance to enable it to perform any activity required by any regulatory body for the purpose of complying with the Anti-Slavery Requirements.

16.2

The Supplier represents warrants and undertakes to Zapp that neither it nor any other person in its supply chain (including those referred to in condition 16.1) uses trafficked, bonded, child or forced labour or has attempted to use trafficked, bonded or child or forced labour within its supply chain.

16.3	The Supplier shall ensure that it (and its Supplier Personnel) conforms with the guidelines and best practices of the UN Global Compact.

17.	FORCE MAJEURE

17.1	Zapp reserves the right to defer the date of delivery or payment or to cancel the Contract or reduce the volume of the Goods and/or Services ordered if it is prevented from or delayed in the carrying on of its business due to circumstances beyond the reasonable control of Zapp including, without limitation, acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riot, civil commotion, fire, explosion, flood, epidemic, lock-outs, strikes or other labour disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials.

18.	GENERAL

18.1	Each right or remedy of Zapp under the Contract is without prejudice to any other right or remedy of Zapp whether under the Contract or not.

18.2	Any provision of the Contract which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions.

18.3	Failure or delay by Zapp in enforcing or partially enforcing any provision of the Contract shall not be construed as a waiver of any of its rights under the Contract.

18.4	The Supplier shall not be entitled to assign its rights to receive payments pursuant to this Contract.

18.5

Any waiver by Zapp of any breach of, or any default under, any provision of the Contract by the Supplier shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of the Contract.

18.6	The parties to the Contract do not intend that any term of it shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person that is not a party to it.

18.7

The Supplier shall at all times maintain with a reputable insurance company adequate employers liability, public liability, professional indemnity and other such insurance policies as may be required to cover any and all liabilities arising out of the provision of the Goods and/or services.

18.8	All aspects of the Contract shall be governed by English law and the parties submit to the exclusive jurisdiction of the English courts.

Effective since 2020